QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.87

Articles of Incorporation
of
Pavillion North Partners, Inc.

1.
The name of the corporation is

Pavillion North Partners, Inc.

2.
The address of the initial registered office of the corporation in Pennsylvania (which is located in Allegheny County) is:

9800 Old Perry Highway
Wexford, PA 15090

3.
The corporation is incorporated under the Business Corporation Law of 1988, as amended.

4.
The aggregate number of shares that the corporation shall have the authority to issue is 10,000 shares of common stock, $0.01 par value per share. The board of directors shall have the full authority permitted by law to divide the authorized and unissued shares into classes of series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any of the shares of the class of series.

5.
The shareholders shall not have the right to cumulate their votes for the election of directors.

6.
Subject only to the limitations in 15 Pa.C.S. § 1713(b)(1), a director of the corporation shall not be personally liable, as such, for monetary damages for any action taken or failure to take any action unless:

(1)
the director has breached or failed to perform the duties of his or her office under 15 Pa.C.S. Subch. 17B; and

(2)
the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

7.
These articles of incorporation may be amended in the manner prescribed at the time by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

8.
The name and address of the incorporator are:

Patricia A. Junker
c/o Klett Rooney Lieber & Schorling
One Oxford Centre, 40th Floor
Pittsburgh, PA 15219

        IN TESTIMONY WHEREOF, the Incorporator has signed these Articles of Incorporation on March 31, 2005.

/s/ PATRICIA A. JUNKER Patricia A. Junker

QuickLinks

Articles of Incorporation of Pavillion North Partners, Inc.